Exhibit 1.2

BY-LAW NO. 4
(as amended on March 7, 2008)
A by-law relating generally to the
transaction of the business and affairs of
HYDROGENICS CORPORATION —
CORPORATION HYDROGÉNIQUE

(the “Corporation”)

ARTICLE 1
INTERPRETATION

1.01                           Definitions.  In this by-law and all other by-laws and resolutions of the Corporation, unless the context otherwise requires:

(a)                                The following terms shall have the meanings specified:

(i)                                       “Act” means the Canada Business Corporations Act or any statute which may be substituted therefor, as amended from time to time;

(ii)                                    “articles” means the original or restated articles of incorporation, articles of amendment, articles of amalgamation, articles of continuance, articles of arrangement, articles of dissolution, articles of reorganization or articles of revival of the Corporation and any amendments thereto;

(iii)                                 “board” means the board of directors of the Corporation;

(iv)                                “director” means a member of the board;

(v)                                   “electronic” means by facsimile, electronic mail, transmission of data or information through computer networks, any similar means or any other prescribed means; and

(vi)                                “meeting of shareholders” means an annual meeting of shareholders of the Corporation, or a special meeting of shareholders of the Corporation, or both, and includes a meeting of any class or series of any class of shareholders of the Corporation;

(b)                                 Terms used herein that are defined in the Act shall have the meanings given to those terms in the Act; and

(c)                                  Words importing the masculine gender shall include the feminine and neuter genders, and words importing the singular number shall include the plural number, and vice versa.

ARTICLE 2
DIRECTORS

2.01                           Number of Directors and Quorum.  Until changed in accordance with the Act, the board shall consist of such number of directors as set out in the articles of the Corporation or as the board may from time to time determine.  A majority of the directors shall constitute a quorum for the transaction of business.  Notwithstanding vacancies, a quorum of directors may exercise all the powers of the board.

2.02                           Election and Term.  Directors shall be elected by the shareholders at each annual meeting of shareholders to hold office until the next annual meeting of shareholders or until their respective successors are elected or appointed.  The number of directors to be elected at any such meeting shall be that number most recently determined by the board.  At any annual meeting of shareholders every retiring director shall, if qualified, be eligible for re-election.

2.03                           Qualification.  At least that number of directors as required by the Act shall be resident Canadian and at least that number of directors as required by the Act shall not be officers or employees of the Corporation or its affiliates.

2.04                           Places of Meetings.  Meetings of the board may be held at any place within or outside Canada.

2.05                           Calling of Meetings.  Meetings of the board shall be held from time to time at such place, on such day and at such time as the board, the chairman of the board, the president or any two directors may determine.

2.06                           Notice.  Notice of the time and place of each meeting of the board shall be given to each director at least forty-eight (48) hours before the meeting by any means including telephone, facsimile or electronic means.  A notice of meeting of the board need not specify the business to be transacted at the meeting except as may be required by the Act.  The accidental failure to give notice of a meeting of the board to a director or any error in such notice not affecting the substance thereof shall not invalidate any action taken at the meeting.  A meeting of the board may be held without notice immediately following any annual meeting of shareholders.  An individual need not be given notice of the meeting at which that individual is appointed by the other directors to fill a vacancy on the board if that individual is present at that meeting.

2.07                           Votes to Govern.  At all meetings of the board any question shall be decided by a majority of the votes cast on the question and, in the case of an equality of votes, the chairman of the meeting shall not be entitled to a second or casting vote.

2.08                           Chairman and Secretary.  The chairman of the board shall be chairman of any meeting of the board.  If the chairman of the board is not present, the directors present shall choose one of their number to be chairman.  The secretary of the Corporation shall act as secretary at any meeting of the board and, if the secretary of the Corporation be absent, the chairman of the meeting shall appoint a person who need not be a director to act as secretary of the meeting.

2.09                           Meetings by Telephone or Electronic Means.  Wherever permitted by the Act, meetings of directors may be held by telephone or electronic means or by means of such other communications facilities as shall permit all persons participating in the meeting to communicate adequately, and a director participating in a meeting of directors by such means shall be deemed to be present at the meeting.

ARTICLE 3
COMMITTEES

3.01                           Audit Committee.  The directors shall appoint from among their number an audit committee to be composed of not fewer than three directors, of whom a majority shall not be officers or employees of the Corporation or any affiliate of the Corporation.  The audit committee shall have the functions prescribed by the board of directors.

3.02                           Other Committees.  The board may elect or appoint additional committees composed of directors or such other persons which may exercise such powers as, subject to any limitations prescribed by the Act, the board may delegate to them and shall have such other functions as the board may determine.

3.03                           Committee Procedure.  Subject to the Act and any restrictions imposed by the board, each committee shall have the power to fix its quorum to elect its chairman and to regulate its procedure.

ARTICLE 4
OFFICERS

4.01                           Appointment of Officers.  The board may from time to time appoint a chairman of the board, a president, one or more vice-presidents, a secretary, a treasurer and such other officers as the board may determine, including one or more assistants to any of the officers so appointed.

4.02                           Term of Office.  Every officer shall hold office during the pleasure of the board.

ARTICLE 5
MEETINGS OF SHAREHOLDERS

5.01                           Annual and Special Meetings.  The board shall call an annual meeting of shareholders not later than 15 months after the holding of the last preceding annual meeting.  The board may at any time call a special meeting of shareholders.  Meetings of shareholders shall be held at such place within or outside Canada as the board may determine.

5.02                           Notice of Meetings.  Notice in writing of the time and place of each meeting of shareholders shall be given not less than twenty-one (21) days nor more than fifty (50) days before the meeting to each shareholder entitled to vote at the meeting, to each director and to the auditor of the Corporation.  The accidental failure to give notice of a meeting of shareholders to any person entitled thereto or any error in such notice not affecting the substance thereof shall not invalidate any action taken at the meeting.

5.03                           Persons Entitled to be Present.  The only persons entitled to attend a meeting of shareholders shall be those persons entitled to vote thereat, the directors, the auditor of the Corporation and any other persons who, although not entitled to vote at the meeting, are entitled or required under any provision of the Act, the articles or any by-law of the Corporation to attend the meeting.  Any other persons may be admitted in the meeting only on the invitation of the chairman of the meeting or with the consent of the meeting.

5.04                           Quorum.  A quorum for the transaction of business at any meeting of shareholders shall be two persons present in person or represented by proxy holding in the aggregate not less than 25% of the outstanding shares of the Corporation entitled to vote at the meeting.

5.05                           Chairman, Secretary and Scrutineers.  The chairman of the board or, in the absence of the chairman, a director designated by the board shall act as chairman at each meeting of shareholders.  The secretary of the Corporation, or in the absence of the secretary, such other person as the chairman of the meeting may appoint, shall act as secretary of the meeting.  At any meeting of shareholders, the chairman of the meeting may appoint one or more persons, who may but need not be shareholders, to serve as scrutineers with such duties as the chairman may prescribe.

5.06                           Voting.  Any question at a meeting of shareholders shall be decided by a show of hands unless a ballot thereon is required or demanded as hereinafter provided.  Upon a show of hands every person who is present and entitled to vote thereon shall have one vote.  Whenever a vote by show of hands shall have been taken upon a question, unless a ballot thereon is so required or demanded, a declaration by the chairman of the meeting that the vote upon the question has been carried or carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution or other proceeding in respect of the said question, and the result of the vote so taken shall be the decision of the shareholders upon the said question.

5.07                           Ballots.  On any question proposed for consideration at a meeting of shareholders, regardless of the manner of voting, the chairman may require, or any shareholder or proxyholder entitled to vote at the meeting may demand, a ballot.  A ballot so required or demanded shall be taken in such manner as the chairman shall direct.  A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot.  If a ballot is taken, each person present shall be entitled, in respect of the shares which each person is entitled to vote at the meeting upon the question, to that number of votes provided by the Act or the articles, and the result of the ballot so taken shall be the decision of the shareholders upon the said question.

ARTICLE 6
PAYMENTS

6.01                           Cheques.  Any amount payable in cash to shareholders (including dividends payable in cash) shall be paid by cheque drawn on the Corporation’s bankers or one of them to the order of each registered holder of shares of the class or series in respect of which such amount is to be paid and mailed by prepaid ordinary mail to such registered holder at such holder’s address recorded in the Corporation’s securities register, unless in each case such holder otherwise directs.  In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all of such joint holders and mailed to them at their address recorded in the securities register of the Corporation.  In the case of the payment of a dividend, the mailing of such cheque as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

6.02                           Non-receipt of Cheques.  In the event of non-receipt of any cheque by the person to whom it is sent, the Corporation shall issue to such person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt and of title as the board may from time to time prescribe, whether generally or in any particular case.

6.03                           Unclaimed Dividends.  Any dividend unclaimed after a period of six (6) years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Corporation.

6.04                           Currency of Dividends.  Dividends or other distributions payable in cash may be paid to shareholders in any denomination.  The board may declare dividends or other distributions in any currency and make such provisions as it deems advisable for the payment of such dividends or other distributions.

ARTICLE 7
EXECUTION OF INSTRUMENTS

7.01                           General.  Contracts, documents or other instruments requiring execution by the Corporation may be signed by any one director or officer.  The board may appoint any other person or persons to sign instruments generally or specific instruments.  Where appropriate, such instruments may be executed under the corporate seal.

7.02                           Execution in Counterpart or by Electronic Means.  Any notice, resolution, by-law, requisition, statement or other documents may be executed by facsimile or other electronic means and in several documents of like form, each of which is executed by one or more persons, and such documents when duly executed by all persons required or permitted, as the case may be, to do so, shall be deemed to constitute one documents for the purposes of the Act.

7.03                           Authority to Act for the Corporation.  By way of supplement to Article 7.01, any director or officer is authorized, for and on behalf of the Corporation, to make, enter into, execute and deliver powers of attorney appointing agents to act on behalf of the Corporation, on such terms and conditions as they see fit, in connection with the incorporation and other matters relating to subsidiaries of the Corporation located outside of Canada.

ARTICLE 8
BORROWING

8.01                           Borrowing.  Without limit to the powers of the board as provided in the Act, the board may from time to time on behalf of the Corporation:

(a)                                  borrow money upon credit of the Corporation;

(b)                                 issue, reissue, sell or pledge debt obligations of the Corporation;

(c)                                  to the extent permitted by the Act, give, directly or indirectly, financial assistance to any person by means of a loan, a guarantee to secure the performance of an obligation or otherwise;

(d)                                 mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation; and

(e)                                  delegate to one or more directors or officers all or any of the powers conferred by the foregoing provisions to such extent and in such manner as the board shall determine at the time of such delegation.

ARTICLE 9
PROTECTION OF DIRECTORS AND OFFICERS

9.01                           Transactions with the Corporation.  Except as provided by the Act and subject to Article 9.02, no director or officer shall be disqualified, by virtue of being a director or officer of the Corporation, from entering into, or from being concerned or interested in any manner in, any contract, transaction or arrangement made or proposed to be made with the Corporation or any body corporate in which the Corporation is interested and no such contract, transaction or arrangement shall be void or voidable for any such reason.  No director or officer shall be liable to account to the Corporation for any profit arising from any such office or realized in respect of any such contract, transaction or arrangement.

9.02                           Conflict of Interest.  Subject to and in accordance with the provisions of this Act, a director or officer of the Corporation is a party to a material contract or transaction or proposed material contract or transaction with the Corporation, or is a director or an officer of or has a material interest in any person who is a party to a material contract or transaction or proposed material contract or transaction with the Corporation, shall disclose in writing to the Corporation or request to have entered in the minutes of meetings of directors the nature and extent of such director or officer’s interest, and any such director shall refrain from voting in respect thereof unless otherwise permitted by the Act.

9.03                           Limitation of Liability.  All directors and officers of the Corporation in exercising their powers and discharging their duties shall act honestly and in good faith with a view to the best interests of the Corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.  Subject to the foregoing, no director or officer shall be liable for the acts, omissions, failures, neglects or defaults of any other director, officer or employee, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on the part of such director or officer, or for any other loss, damage or misfortune which shall happen in the execution of the duties of office or in relation thereto; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Act and the regulations thereunder or from liability for any breach thereof.

9.04                           Indemnity of Directors and Officers.  Subject to the limitations contained in the Act but without limit to the right of the Corporation to indemnify any person under the Act or otherwise, to the full extent permitted by the Act, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Corporation or at the Corporation’s request on behalf of any such body corporate), and such director or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such director or officer in respect of any civil, criminal or administrative action or proceeding to which such director or officer is made a party by reason of being or having been a director or officer of such Corporation or body corporate (or by reason of having undertaken such liability); and the Corporation shall with the approval of a court indemnify a person in respect of an action by or on behalf of the Corporation or body corporate to produce a judgment in its favour, to which such person is made a party by reason of being or having been a director or an officer of the Corporation or body corporate, against all costs, charges and expenses reasonably incurred by such director or officer in connection with such action if in each case such director or officer:

(a)                                  acted honestly and in good faith with a view to the best interests of the Corporation; and

(b)                                 in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful.

Notwithstanding the foregoing, the Corporation shall, without requiring the approval of a court, indemnify any person referred to above, in respect of an action by or on behalf of the Corporation or body corporate to procure a judgment in its favour who has been substantially successful on the merits in the defence of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the Corporation or body corporate, against all costs, charges and expenses reasonably incurred by such person in respect of such action or proceeding, provided that such person has satisfied the appropriate conditions referred to in (a) and (b) above.

9.05                           Insurance.  Subject to the limitations contained in the Act, the Corporation may purchase and maintain insurance for the benefit of any person referred to in Article 9.03 as the board may from time to time determine.

9.06                           Indemnities Not Limiting.  The provisions of this Article 9 shall be in addition to and not in substitution for any rights, immunities and protections to which any person referred to in Article 9.03 is otherwise entitled.

ARTICLE 10
GENERAL

10.01                     Corporate Seal.  The Corporation may have one or more different corporate seals, which seals may be adopted or changed from time to time by the board, on which the name of the Corporation may appear in one or more language forms as set out in its articles.

10.02                     Financial Year.  Until changed by the board, the financial year of the Corporation shall end on December 31 of each year.

ARTICLE 11
REPEAL

11.01                     Repeal.  Upon this by-law coming into force, each of By-Law No. 1, 2 and 3 of the Corporation are repealed. However, such repeal shall not affect the previous operation of such by-laws or affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under the validity of any contract or agreement made pursuant to such by-laws prior to their repeal. All officers and persons acting under such repealed by-laws shall continue to act as if appointed under the provisions of this by-law and all resolutions of the shareholders or board with continuing effect passed under such repealed by-laws shall continue good and valid, until amended or repealed, except to the extent inconsistent with this by-law.